HealthStream Announces Fourth Quarter and Full-Year 2022 Results Page 1 February 20, 2023	Exhibit 99.1

Contact:	Scott A. Roberts
Chief Financial Officer
(615) 301-3182
ir@healthstream.com

Media:
Mollie Condra, Ph.D.
Vice President,
Investor Relations &
Communications
(615) 301-3237
mollie.condra@healthstream.com

HealthStream Announces Fourth Quarter & Full-Year 2022 Results,

Initiation of Quarterly Cash Dividend, and Operational & Leadership Updates

NASHVILLE, Tenn. (February 20, 2023)—HealthStream, Inc. (Nasdaq: HSTM), a leading healthcare technology platform for workforce solutions, announced today results for the fourth quarter and full-year ended December 31, 2022.

Fourth Quarter 2022

●	Revenues of $68.5 million, up 7% from $64.3 million in the fourth quarter of 2021
●	Operating income of $3.1 million, up from an operating loss of $0.5 million in the fourth quarter of 2021[1]
●	Net income of $2.5 million, up from a net loss of $0.4 million in the fourth quarter of 2021[1]
●	Earnings per share (EPS) of $0.08 per share (diluted), compared to a loss of $0.01 per share (diluted) in the fourth quarter of 2021[1]
●	Adjusted EBITDA[2] of $13.6 million, up 13% from $12.0 million in the fourth quarter of 2021
●	Completed the acquisition of Electronic Education Documentation System, LLC (d/b/a "eeds"), a North Carolina-based healthcare technology company, on December 31, 2022

Full-Year 2022

●	Revenues of $266.8 million, up 4% from $256.7 million in 2021
●	Operating income of $12.4 million, up 55% from $8.1 million in 2021[1]
●	Net income of $12.1 million, up 107% from $5.8 million in 2021[1]
●	Earnings per share (EPS) of $0.39 per share (diluted) in 2022, compared to $0.18 per share (diluted) in 2021[1]
●	Adjusted EBITDA of $53.4 million, up 1% from $52.7 million in 2021

2023 Updates

●	Operational and management updates made, affirming single platform strategy
●	Board of Directors adopts a quarterly cash dividend policy, with an initial quarterly dividend of $0.025 per share, with the initial dividend being payable on April 28, 2023 to holders of record on April 17, 2023, and expected aggregate fiscal 2023 dividends of approximately $3.0 million

1 Operating income, net income, and EPS for the three and twelve months ended December 31, 2021 were negatively impacted by the charge associated with a stock grant by the Company to over 1,000 employees in the amount of $2.4 million, $1.9 million, and $0.06 per share (diluted), respectively, that was facilitated by the prior contribution of personally owned shares of common stock by Robert A. Frist, Jr., our CEO, to the Company, as discussed further below.

2 Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income and disclosure regarding why we believe adjusted EBITDA provides useful information to investors is included later in this release.

HealthStream Announces Fourth Quarter and Full-Year 2022 Results Page 2 February 20, 2023

Financial Results:

Fourth Quarter 2022 Compared to Fourth Quarter 2021

Revenues for the fourth quarter of 2022 increased by $4.2 million, or seven percent, to $68.5 million, compared to $64.3 million for the fourth quarter of 2021.

Revenues from our Workforce Solutions segment were $55.0 million for the fourth quarter of 2022, compared to $50.9 million for the fourth quarter of 2021, an increase of $4.1 million, or eight percent. The workforce segment achieved this growth across several product categories, including contributions from recent acquisitions.

Revenues from our Provider Solutions segment were $13.5 million for the fourth quarter of 2022, compared to $13.4 million for the fourth quarter of 2021. Subscription revenues increased by $0.6 million, or five percent, but were offset by $0.5 million of declines from professional services revenues.

Prior to the Company adopting ASU 2021-08 on January 1, 2022, generally accepted accounting principles (GAAP) required companies to adjust beginning balances of acquired deferred revenue as part of “fair value” accounting. Following the adoption of ASU 2021-08, contracts acquired in any acquisition completed on or after January 1, 2022 are measured as if the Company had originated the contract such that the Company no longer records deferred revenue write-downs associated with acquired businesses (for acquisitions completed prior to January 1, 2022, the Company continues to record deferred revenue write-downs associated with fair value accounting for periods on and after January 1, 2022 consistent with past practice). During the fourth quarter of 2022, the Company reported a reduction of $44,000 to revenue and operating income and a reduction of $32,000 to net income, as a result of deferred revenue write-downs from acquisitions completed prior to the adoption of this new accounting standard. During the fourth quarter of 2021, the Company reported a reduction of $0.4 million to revenue and operating income and a reduction of $0.3 million to net income as a result of deferred revenue write-downs from prior acquisitions.

Operating income was $3.1 million for the fourth quarter of 2022, up from an operating loss of $0.5 million for the fourth quarter of 2021. The improvement in operating income was primarily attributable to the growth in revenues, as discussed above, an increase in labor capitalized for software development activities, lower bad debt expense, and the $2.4 million of stock-based compensation and related expenses recognized in the fourth quarter of 2021 in connection with equity grants made by the Company to over 1,000 employees that was facilitated by the prior contribution of personally owned shares of common stock by Robert A. Frist, Jr. to the Company, without any consideration paid to Mr. Frist. Partially offsetting these improvements were higher personnel costs for product development, sales and marketing, higher software, hosting, and travel expenses, and incremental expenses associated with recent acquisitions.

Net income was $2.5 million in the fourth quarter of 2022, up from a net loss of $0.4 million in the fourth quarter of 2021, and EPS was $0.08 per share (diluted) in the fourth quarter of 2022, compared to a loss of $0.01 per share (diluted) for the fourth quarter of 2021. The improvement over the prior year was positively impacted by the $1.9 million, or $0.06 per share, of stock-based compensation and related expenses recognized in the fourth quarter of 2021 resulting from the equity grants made by the Company facilitated by the prior contribution of personally owned shares of common stock by Mr. Frist as noted above.

HealthStream Announces Fourth Quarter and Full-Year 2022 Results Page 3 February 20, 2023

Adjusted EBITDA was $13.6 million for the fourth quarter of 2022, up 13 percent from $12.0 million in the fourth quarter of 2021.

At December 31, 2022, the Company had cash and cash equivalents and marketable securities of $53.9 million. Capital expenditures incurred during the fourth quarter of 2022 were $7.4 million.

Full-Year 2022 Compared to Full-Year 2021

For 2022, revenues were $266.8 million, an increase of four percent from revenues of $256.7 million for 2021. Operating income for 2022 increased by 55 percent to $12.4 million, compared to $8.1 million for 2021. Net income for 2022 was $12.1 million, compared to $5.8 million for 2021. Earnings per share were $0.39 per share (diluted) for 2022, compared to $0.18 per share (diluted) for 2021. Adjusted EBITDA increased by one percent to $53.4 million for 2022, compared to $52.7 million for 2021.

Other Business Updates

As of December 31, 2022, we had approximately 5.54 million contracted subscriptions to hStream, our Platform-as-a-Service technology, which characterizes our single platform approach. By establishing interoperability, the hStream platform enables healthcare organizations and their respective workforces to easily connect to and gain value from the growing HealthStream ecosystem of applications, tools, and content.

On March 14, 2022, the Company's Board of Directors approved an expansion of our share repurchase program by authorizing the repurchase of up to an additional $10.0 million of outstanding shares of common stock. Pursuant to this authorization, the Company repurchased shares valued at $8.1 million through the end of the fourth quarter, with none repurchased during the quarter. The share repurchase program is scheduled to terminate on the earlier of March 13, 2023 or when the maximum dollar amount has been expended. The share repurchase program does not require the Company to acquire any amount of shares and may be suspended, discontinued, or terminated at any time.

On December 31, 2022, the Company acquired substantially all of the assets of eeds, a North Carolina-based healthcare technology company offering a SaaS-based continuing education (CME/CE) management system for healthcare organizations. The purchase price paid for eeds was $7.0 million in cash, subject to customary purchase price adjustments. The consideration paid was included in accrued liabilities in the December 31, 2022 balance sheet and was paid in January 2023.

Adoption of Dividend Policy

The Company’s Board of Directors (“Board”) has approved a dividend policy under which we intend to pay a quarterly cash dividend on our common stock, at an initial rate of $0.025 per share per fiscal quarter. Under the new dividend policy, the Board declared the first quarterly dividend of  $0.025 per share, which will be payable on April 28, 2023 to holders of record of all of the issued and outstanding shares of common stock as of the close of business on April 17, 2023.

Management Team Announcement

J. Edward Pearson, President & Chief Operating Officer, will be retiring from his current role, effective at the end of the second quarter of 2023. Afterwards, he plans to continue serving HealthStream in a multi-year, part-time leadership position as an Executive-in-Residence. Mr. Pearson has played a significant role in transforming the Company during his 16-year tenure. When he joined the Company in 2006 there were 200 employees and $27 million in annual revenues. Contrasting that to today's employee count of over 1,100 individuals and annual revenues of $267 million helps provide context for the magnitude of growth Mr. Pearson has helped the Company achieve. Moreover, he is responsible for a long list of process improvements and innovations that have been implemented throughout the Company, which have played a key factor in our success. His executive-level performance makes him an ideal mentor, coach, and teacher—all roles that he will provide HealthStream’s employees as an Executive-in-Residence.

2023 Operational and Leadership Updates

HealthStream’s single platform strategy, as represented by our hStream technology platform, is transforming the way our Company is organized and managed. The Company’s operations and executive leadership are now shaped by the organizing principle of a single platform. Through this principle, operational efficiencies are realized, branding is simplified, and management structure is delayered. For example, HealthStream is discontinuing the use of the separate brand “VerityStream,” which has been used synonymously with the Provider Solutions segment. All branding and contracting are being consolidated at the enterprise-level for the full array of the Company’s offerings. Additionally, HealthStream’s Credentialing and Scheduling are merging into a newly formed solutions group combining both into what will be referred to as “Enterprise Applications” solutions.

HealthStream Announces Fourth Quarter and Full-Year 2022 Results Page 4 February 20, 2023

Organizing HealthStream’s business under a single platform strategy is resulting in several operational efficiencies across the Company, which include a reduction of 33 job roles, many of which are duplicative as a result of several areas of consolidation. Other operational efficiencies are being recognized through new departmental-level consolidations, a matrix management model across all solutions, and a reduction of several infrastructure expenses.

To provide executive-level leadership of HealthStream’s enterprise-level, single platform approach, updates in the Company’s management team have been made as well.

Michael J. Sousa has been promoted to Executive Vice President, Enterprise Applications, having most recently served as Senior Vice President, HealthStream and President, VerityStream. In his new role, Mr. Sousa’s responsibilities have expanded to include both HealthStream Credentialing and HealthStream Scheduling, which form the Company's Enterprise Applications solutions group. In his 18-year tenure at HealthStream, he has been instrumental in the nationwide growth of our customer base, as well as successfully building and leading our VerityStream business. Mr. Sousa’s executive leadership makes him particularly qualified to officially lead the Company’s enterprise-level applications.

Scott McQuigg has been named Senior Vice President, Digital & Network Development, having most recently served as Senior Vice President & General Manager, Scheduling Solutions. In his new role, Mr. McQuigg is focused on advancing the Company’s business-to-professional channel, expanding upon and growing our direct relationships with healthcare professionals. With a unified platform across the Company’s applications and solutions, he will further develop and capitalize on innovative network effects that leverage HealthStream’s ecosystem. In his four-year tenure at HealthStream—and his prior entrepreneurial successes—Mr. McQuigg has demonstrated his ability to grow professional audiences, user engagement, and monetization, which aligns with this newly emerging opportunity for the Company.

Beginning in January 2023, our efforts to streamline the Company around a consolidated, enterprise approach reached an inflection point that makes it necessary and appropriate to describe our business in terms of one operating segment. From 2023 forward, our financial outlook and results will be provided on a one segment basis. Results for periods prior to 2023 will be provided on a two-segment basis, given that we operated two segments (Workforce Solutions and Provider Solutions) during the period those results were generated.

Financial Outlook for 2023

The Company is providing guidance for 2023 on a consolidated basis for the measures set forth below, including adjusted EBITDA, a non-GAAP financial measure as defined later in this release. For a reconciliation of projected adjusted EBITDA to projected net income (the most comparable GAAP measure) for 2023, see the table included on page 10 of this release.

	Full Year 2023 Guidance
	Low		High
Revenue	$277.5	-	$283.0	million

Adjusted EBITDA[1]	$57.5	-	$60.5	million

Capital Expenditures	$27.0	-	$29.0	million

[1] Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of projected adjusted EBITDA to projected net income (the most comparable GAAP measure) is included later in this release.

The Company’s guidance for 2023 as set forth above reflects the Company’s assumptions regarding, among other things, the COVID-19 pandemic and current economic conditions as noted below. This consolidated guidance does not include the impact of any acquisitions that we may complete during 2023.

The Company’s financial guidance assumes that public health conditions associated with COVID-19 and current economic conditions, including in relation to ongoing inflationary and recessionary pressures, do not deteriorate during 2023, particularly with regard to how such conditions impact healthcare organizations.

Commenting on fourth quarter & full year 2022 results, Robert A. Frist, Jr., Chief Executive Officer, HealthStream, said, "Last year, we achieved record top-line revenues of approximately $267 million, added a half-million new subscriptions to our hStream platform, completed two acquisitions, launched the hStream developer portal, and won five prestigious Brandon Hall awards for our products. These are among the many markers that are indicative of our strong performance in 2022, positioning HealthStream well as we further transform into a powerful, single-platform company, creating an integrated experience for our customers. As we begin 2023, I believe we’ve crossed an inflection point where the Company has never been positioned better for profitable growth and market-leading innovation.”

A conference call with Robert A. Frist, Jr., Chief Executive Officer, Scott A. Roberts, Chief Financial Officer and Senior Vice President, and Mollie Condra, Vice President of Investor Relations and Corporate Communications, will be held on Tuesday, February 21, 2023, at 9:00 a.m. (ET). Participants may access the conference call live via webcast using this link: https://edge.media-server.com/mmc/p/eec2dfhx. To participate via telephone, please register in advance using this link: https://register.vevent.com/register/BIa94929c3b61e4982a4df3689512bf1cb. A replay of the conference call and webcast will be archived on the Company’s website in the Investor Relations section under “Events & Presentations.”

HealthStream Announces Fourth Quarter and Full-Year 2022 Results Page 5 February 20, 2023

Use of Non-GAAP Financial Measures

This press release presents adjusted EBITDA, a non-GAAP financial measure used by management in analyzing the Company’s financial results and ongoing operational performance. In order to better assess the Company’s financial results, management believes that net income excluding the impact of the deferred revenue write-downs associated with fair value accounting for acquired businesses (as discussed in greater detail below) and before interest, income taxes, stock-based compensation, depreciation and amortization, changes in fair value of, including gains (losses) on the sale of, non-marketable equity investments, and the de-recognition of non-cash expense resulting from the PTO expense reduction in the first quarter of 2021 (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for certain GAAP accounting, non-cash and/or non-operating items which may not, in any such case, fully reflect the underlying operating performance of our business. We also believe that adjusted EBITDA is useful to investors to assess the Company’s ongoing operating performance and to compare the Company's operating performance between periods. In addition, short-term cash incentive bonuses and certain performance-based equity awards are based on the achievement of adjusted EBITDA (as defined in applicable bonus and equity grant documentation) targets.

As noted above, the definition of adjusted EBITDA includes an adjustment for the impact of the deferred revenue write-downs associated with fair value accounting for acquired businesses. Prior to the Company early adopting ASU 2021-08 effective January 1, 2022, following the completion of any acquisition by the Company, the Company was required to record the acquired deferred revenue at fair value as defined in GAAP, which typically resulted in a write-down of the acquired deferred revenue. When the Company was required to record a write-down of deferred revenue, it resulted in lower recognized revenue, operating income, and net income in subsequent periods. Revenue for any such acquired business was deferred and was typically recognized over a one-to-two-year period following the completion of any particular acquisition, so our GAAP revenues for this one-to-two-year period would not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value. Management believes that including an adjustment in the definition of adjusted EBITDA for the impact of the deferred write-downs associated with fair value accounting for businesses acquired prior to the January 1, 2022 effective date of the Company's adoption of ASU 2021-08 provides useful information to investors because the deferred revenue write-down recognized in periods after an acquisition may, given the nature of this non-cash accounting impact, cause our GAAP financial results during such periods to not fully reflect our underlying operating performance and thus adjusting for this amount may assist in comparing the Company’s results of operations between periods. Following the adoption of ASU 2021-08, contracts acquired in an acquisition completed on or after January 1, 2022 are measured as if the Company had originated the contract (rather than the contract being measured at fair value) such that, for such acquisitions, the Company no longer records deferred revenue write-downs associated with acquired businesses (for acquisitions completed prior to January 1, 2022, the Company continues to record deferred revenue write-downs associated with fair value accounting for periods on and after January 1, 2022 consistent with past practice). At the current time, the Company intends to continue to include an adjustment in the definition of adjusted EBITDA for the impact of deferred revenue write-downs from business acquired prior to January 1, 2022, given the ongoing impact of such deferred revenue on our financial results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, adjusted EBITDA is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies and has limitations as an analytical tool.

This non-GAAP financial measure should not be considered a substitute for, or superior to, measures of financial performance, which are prepared in accordance with GAAP. Investors are encouraged to review the reconciliations of adjusted EBITDA to net income (the most comparable GAAP measure), which is set forth below in this release.

About HealthStream

HealthStream (Nasdaq: HSTM) is the healthcare industry’s largest ecosystem of platform-delivered workforce solutions that empowers healthcare professionals to do what they do best: deliver excellence in patient care. For more information about HealthStream, visit www.healthstream.com or call 800-521-0574.

HealthStream Announces Fourth Quarter and Full-Year 2022 Results Page 6 February 20, 2023

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues, net	$68,536	$64,338	$266,826	$256,712
Operating costs and expenses:
Cost of revenues (excluding depreciation and amortization)	23,536	22,979	91,143	91,033
Product development	11,807	11,454	44,277	41,659
Sales and marketing	11,494	10,745	44,146	39,457
Other general and administrative expenses	9,009	10,250	36,866	39,695
Depreciation and amortization	9,611	9,370	37,945	36,813
Total operating costs and expenses	65,457	64,798	254,377	248,657

Operating income (loss)	3,079	(460)	12,449	8,055

Other income (loss), net	191	(39)	3,136	(289)

Income (loss) before income tax provision	3,270	(499)	15,585	7,766
Income tax provision (benefit)	819	(112)	3,494	1,921
Net income (loss)	$2,451	$(387)	$12,091	$5,845

Net income (loss) per share:
Basic	$0.08	$(0.01)	$0.39	$0.19
Diluted	$0.08	$(0.01)	$0.39	$0.18

Weighted average shares of common stock outstanding:
Basic	30,574	31,520	30,648	31,534
Diluted	30,717	31,520	30,717	31,618

HealthStream Announces Fourth Quarter and Full-Year 2022 Results Page 7 February 20, 2023

HEALTHSTREAM, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$46,023	$46,905
Marketable securities	7,885	5,041
Accounts and unbilled receivables, net	42,710	34,920
Prepaid and other current assets	17,759	19,979
Total current assets	114,377	106,845

Capitalized software development, net	37,118	32,412
Property and equipment, net	15,483	17,950
Operating lease right of use assets, net	22,759	25,168
Goodwill and intangible assets, net	273,951	271,706
Deferred tax assets	383	601
Deferred commissions, net	28,344	24,012
Other assets	5,326	8,059
Total assets	$497,741	$486,753

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$37,744	$26,534
Deferred revenue	79,469	73,816
Total current liabilities	117,213	100,350
Deferred tax liabilities	17,996	18,146
Deferred revenue, non-current	2,937	1,583
Operating lease liability, non-current	23,321	26,178
Other long-term liabilities	2,210	1,477
Total liabilities	163,677	147,734

Shareholders’ equity:
Common stock	254,832	270,791
Accumulated other comprehensive (loss) income	(981)	106
Retained earnings	80,213	68,122
Total shareholders’ equity	334,064	339,019
Total liabilities and shareholders' equity	$497,741	$486,753

HealthStream Announces Fourth Quarter and Full-Year 2022 Results Page 8 February 20, 2023

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended
	December 31,	December 31,
	2022	2021
Operating activities:
Net income	$12,091	$5,845
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,945	36,813
Amortization of deferred commissions	10,599	9,169
Stock-based compensation	3,554	5,303
Deferred income taxes	710	1,539
Provision for credit losses	385	723
(Gain) Loss on disposal of fixed assets	(25)	21
Loss on equity method investments	747	462
Non-cash paid time off expense	—	(1,011)
Change in fair value of non-marketable equity investments	(3,596)	(279)
Other	3	184
Changes in assets and liabilities:
Accounts and unbilled receivables	(7,770)	10,344
Deferred commissions	(14,931)	(13,274)
Prepaid and other assets	2,621	2,240
Accounts payable, accrued and other liabilities	4,148	(8,101)
Deferred revenue	4,707	(7,593)
Net cash provided by operating activities	51,188	42,385

Investing activities:
Business combinations, net of cash acquired	(3,965)	(4,705)
Changes in marketable securities	(2,842)	4,708
Proceeds from sale of non-marketable equity investments	3,494	1,370
Payments to acquire non-marketable equity investments	—	(1,750)
Proceeds from sale of fixed assets	26	—
Purchases of property and equipment	(1,768)	(3,417)
Payments associated with capitalized software development	(23,334)	(21,929)
Net cash used in investing activities	(28,389)	(25,723)

Financing activities:
Taxes paid related to net settlement of equity awards	(565)	(1,182)
Repurchases of common stock	(23,137)	(5,008)
Payment of cash dividends	—	(19)
Net cash used in financing activities	(23,702)	(6,209)

Effect of exchange rate changes on cash and cash equivalents	21	(114)
Net (decrease) increase in cash and cash equivalents	(882)	10,339
Cash and cash equivalents at beginning of period	46,905	36,566
Cash and cash equivalents at end of period	$46,023	$46,905

HealthStream Announces Fourth Quarter and Full-Year 2022 Results Page 9 February 20, 2023

Reconciliation of GAAP to Non-GAAP Financial Measures(1)

Operating Results Summary

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
GAAP net income (loss)	$2,451	$(387)	$12,091	$5,845
Deferred revenue write-down	44	383	267	4,040
Interest income	(289)	(15)	(444)	(80)
Interest expense	33	33	132	132
Income tax provision (benefit)	819	(112)	3,494	1,921
Stock-based compensation expense	946	3,043	3,554	5,303
Depreciation and amortization	9,611	9,370	37,945	36,813
Non-cash paid time off expense	—	—	—	(1,011)
Change in fair value of non-marketable equity investments	—	(279)	(3,596)	(279)
Adjusted EBITDA	$13,615	$12,036	$53,443	$52,684

(1) This press release presents adjusted EBITDA, which is a non-GAAP financial measure used by management in analyzing its financial results and ongoing operational performance.

HealthStream Announces Fourth Quarter and Full-Year 2022 Results Page 10 February 20, 2023

Reconciliation of GAAP to Non-GAAP Financial Measures

Financial Outlook for 2023

(In thousands)

(Unaudited)

	Low	High
Net income	$9,800	$11,500
Deferred revenue write-down	100	100
Interest income	(1,000)	(1,300)
Interest expense	100	100
Income tax provision	3,400	4,000
Stock-based compensation expense	3,900	4,500
Depreciation and amortization	41,200	41,600
Adjusted EBITDA	$57,500	$60,500

HealthStream Announces Fourth Quarter and Full-Year 2022 Results Page 11 February 20, 2023

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for financial performance for 2023 as well as the anticipated impact of COVID-19 and current economic conditions, such as inflationary and recessionary pressures, on our financial results, and expectations regarding our quarterly dividend policy, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including, without limitation, as the result of developments related to the COVID-19 pandemic, including, without limitation, related to the length and severity of the pandemic; the impact of the pandemic on economic conditions effecting healthcare providers, including with respect to reductions or eliminations of government stimulus or relief initiatives associated with the pandemic, the direct or indirect impact of the pandemic on general economic conditions, including with respect to inflationary and recessionary pressures; business and financial factors, legal requirements and contractual restrictions which may affect the continuation of our quarterly cash dividend policy, which may be modified, suspended, or canceled in any manner and at any time that our Board may deem necessary or appropriate, as well as risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 28, 2022, the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2022, filed on October 27, 2022, and in the Company’s other filings with the Securities and Exchange Commission from time to time. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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